The Taiwan, Inc.
Registration #	811- 4893
CIK #	0000804123

N-SAR - February 28, 1999
Sub-item 77C)

Results of Annual Stockholder Meeting Voting Held February 26, 1999

1)  Election of Directors - The stockholders of the Fund elected Benny
T. Hu, Joe O. Rogers, Jack C. Tang, Shao-Yu Wang, David Dean,
Lawrence F. Weber, Gloria Wang and Lawrence J. Lau to the Board of Directors to hold office until their successors are elected and qualified.

	For	Withheld
Benny T. Hu	8,698,339.639	376,006.853
Joe O. Rogers	8,977,419.263	96,927.229
Jack C. Tang	8,964,742.957	109,603.535
Shao Yu Wang	8,725,612.176	348,734.316
David Dean	8,973,558.950	100,787.535
Lawrence F. Weber	8,973,792.957	100,553.535
Gloria Wang	8,941,920.333	132,426.159
Lawrence J. Lau	8,943,793.957	130,552.535
2)Ratification or Rejection of Independent Certified Public
	Accountants - The stockholders of the Fund ratified the selection of PricewaterhouseCoopers LLP as independent public accountants of the Fund for the fiscal year ending August 31, 1999.

For	Against	Abstain
8,976,656.540	        72,113.296		      25,576.656